Exhibit 5.1

+1 212 937 7518 (t) +1 212 230 8888 (f)

September 24, 2021
Cue Health Inc.
4980 Carroll Canyon Rd.
Suite 100
San Diego, California 92121

Re:
Amended and Restated 2014 Equity Incentive Plan, as amended
2021 Stock Incentive Plan
2021 Employee Stock Purchase Plan
Khattak Stock Option Award
Ortiz Stock Option Award
Sattayasamitsathit Stock Option Award
Sever Stock Option Awards

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 30,167,070 shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), of Cue Health Inc., a Delaware corporation (the “Company”), consisting of (i) 7,597,510 shares of Common Stock issuable under the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended (the “2014 Equity Incentive Plan”), (ii) 18,121,616 shares of Common Stock issuable under the Company’s 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”), (iii) 2,834,754 shares of Common Stock issuable under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP and, together with the 2014 Equity Incentive Plan and the 2021 Stock Incentive Plan, the “Plans”), (iv) 295,900 shares of common stock issuable upon exercise of a stock option granted to Ayub Khattak on July 30, 2014 pursuant to the terms of a Stock Option Agreement by and between the Registrant and Mr. Khattak (the “Khattak Option Agreement”), (v) 94,260 shares of common stock issuable upon exercise of a stock option granted to Flor Ortiz on February 24, 2014 pursuant to the terms of a Stock Option Agreement by and between the Registrant and Mr. Ortiz (the “Ortiz Option Agreement”), (vi) 47,130 shares of common stock issuable upon exercise of a stock option granted to Sirilak Sattayasamitsathit on July 1, 2014 pursuant to the terms of a Stock Option Agreement by and between the Registrant and Mr. Sattayasamitsathit (the “Sattayasamitsathit Option Agreement”),  (vii) 295,900 shares of common stock issuable upon exercise of a stock option granted to Clint Sever on July 30, 2014 pursuant to the terms of a Stock Option Agreement by and between the Registrant and Mr. Sever (the “2014 Sever Option Agreement”) and (viii) 880,000 shares of common stock issuable upon exercise of a stock option granted to Clint Sever on January 1, 2013 pursuant to the terms of a Stock Option Agreement by and between the Registrant and Mr. Sever (the “2013 Sever Option Agreement” and, together with the Khattak Option Agreement, the Ortiz Option Agreement, the Sattayasamitsathit Option Agreement and the 2014 Sever Option Agreement, the “Option Agreements”).

Cue Health Inc.
September 24, 2021

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, the Khattak Option Agreement, the Ortiz Option Agreement, the Sattayasamitsathit Option Agreement, the 2013 Sever Option Agreement or the 2014 Sever Option Agreement, as applicable, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Khattak Option Agreement, the Ortiz Option Agreement, the Sattayasamitsathit Option Agreement, the 2013 Sever Option Agreement and the 2014 Sever Option Agreement, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Cue Health Inc.
September 24, 2021

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Glenn R. Pollner
Glenn R. Pollner, Partner